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MFS  Floating  Rate High  Income  Fund,  a series of MFS  Trust X,  changed  its disclosure under Investment Objective from "...is to provide high current income, " to "...is to seek total return with an emphasis on high current
income,   but  also   considering   capital   appreciation,"   as  described  in
Post-Effective Amendment No. 63 to the Registration Statement (File Nos. 33-1657 and 811-4492), as filed with the Securities and Exchange Commission via EDGAR on October 27, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.